EXHIBIT 10.1

SEPARATION AND RELEASE AGREEMENT (this “Agreement”), dated as of January 27, 2010, between PacificHealth Laboratories, Inc., a Delaware corporation (the “Company”) and Jason Ash (“Ash”).

WHEREAS, Ash is currently the President and Chief Executive Officer of the Company and a member of the Company’s Board of Directors (the “Board”).

WHEREAS, Ash’s employment and compensation are governed by the terms of (1) that certain Employment Agreement, dated as of January 3, 2008, between the Company and Ash, as amended by that certain Amendment to Employment Agreement, dated as of August 5, 2008, and that certain Second Amendment to Employment Agreement, dated as of June 19, 2009 (collectively, as amended, the “Employment Agreement”), and (2) that certain Option Certificate issued by the Company to Ash on December 5, 2007, attached hereto as Exhibit A, providing for the grant of non-qualified options exercisable for up to 600,000 shares of the Company’s common stock upon the terms set forth therein (“Option Certificate 1”), and (3) that certain Option Certificate issued by the Company to Ash on June 24, 2009, attached hereto as Exhibit B, providing for the grant of non-qualified options exercisable for up to 200,000 shares of the Company’s common stock upon the terms set forth therein (“Option Certificate 2”, and collectively with Option Certificate 1, the “Option Certificates”; the Employment Agreement and the Option Certificates are collectively referred to as the “Operative Documents”).

WHEREAS, by this Agreement, the Company and Ash each wish, among other matters, to (1) terminate Ash’s employment with the Company, (2) evidence their agreement as to the terms of Ash’s termination of employment and related compensation, (3) evidence their mutual settlement and release of claims, and (4) set forth the terms upon which Ash will provide short-term transition consulting services to the Company.

NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.   Definitions.  For the purposes of this Agreement, the following terms shall have the following definitions:

(a)   “Competitor” means any Person (other than the Company) that, directly or through a subsidiary or another affiliate, engages in a Restricted Activity; provided, that Cadbury Schweppes plc shall not be deemed to be a Competitor for purposes of this Agreement.

(b)   “Confidential Information” means any information of a non-public, confidential or proprietary nature pertaining to the Company, any of its affiliates or any other Person with which Ash has been involved as a direct or indirect result of his performance of employment or other services (including (without limitation) as an employee, officer, director, advisor, agent, representative, consultant or other independent contractor) for the Company or any of its affiliates, including (without limitation) any (i) plans, strategies, tactics, policies, resolutions, inventions, patents, trademarks, service marks, trade secrets, copyrighted material, know how, patent, trademark or service mark applications and other intellectual property (whether or not reduced to writing or practice), (ii) information regarding litigation or negotiations, (iii) any marketing or sales information, sales or product plans, prospects and market research data, (iv) financial information, cost and performance data, and any debt arrangements, equity ownership or securities transaction information, (v) technical information, technical drawings and designs, (vi) personnel information, personnel lists, resumes, personnel data, organizational structure, compensation and performance evaluations, (vii) customer, vendor or supplier information, (viii) information regarding the existence or terms of any agreement or relationship between the Company or any of its affiliates and any other Person, (ix) information which gives to the Company or any of its affiliates an opportunity to obtain an advantage over its competitors who or which do not have access to such information, and (x) the terms of this Agreement; provided, that Confidential Information shall not include any information of the Company or its affiliates that has entered the public domain through no fault or act of Ash or his representatives in breach of this Agreement.

(c)   “Material Violation” means any (i) violation, breach or default by Ash, or by any of his legal representatives, heirs, executors, administrators, successors or assigns, of any provision of Section 2(c) through 2(j) or Section 7(a) of this Agreement, or (ii) material violation, breach or default by Ash, or by any of his legal representatives, heirs, executors, administrators, successors or assigns, of any other provision of this Agreement, if (in either of the circumstances described clauses (i) and (ii) above) such violation, breach or default is not cured within 20 days following delivery by the Company of written notice of such violation, breach or default.

(d)   “Person” means an individual, governmental authority or agency, partnership, corporation, limited liability company, limited liability partnership, trust, joint venture, joint stock company or unincorporated organization.

(e)   “Restricted Activity” means the manufacture or sale, in the United States of America, of sports nutrition or diet/weight loss products, or of any other products that the Company (i) is manufacturing or selling on the date of this Agreement and that account for more than 5% of the Company’s total revenues, or (ii) is currently planning (as evidenced by written records) to manufacture or sell.

2.   Termination of Services and Authority; Termination of Employment Agreement; Post-Termination Covenants and Agreements.

(a)           Ash’s employment with the Company is hereby terminated effective as of the date of this Agreement.  Ash and the Company hereby acknowledge and agree that any and all powers, positions and authority that Ash held or holds with respect to, or on behalf of the Company, in any capacity, including (without limitation) any authorized signatory status that Ash may have with respect to the accounts of the Company, is hereby terminated.  Effective as of the date of this Agreement, Ash hereby resigns from his director position on the Board.

(b)           The Employment Agreement is hereby terminated, including (without limitation) provisions thereof that, but for this Section 2(b), would otherwise survive termination of such agreements.  The Company and Ash hereby agree that, notwithstanding anything to the contrary in the Operative Documents (i) vesting of the options granted to Ash pursuant to the Option Certificates shall cease effective as of January 11, 2010, and no further options shall vest under the Option Certificates, (ii) Ash holds vested options (A) pursuant to Option Certificate 1 exercisable, in the aggregate, for up to 300,000 shares of the common stock of the Company, at an exercise price of US$0.65 per share, and (B) pursuant to Option Certificate 2 exercisable, in the aggregate, for up to 25,000 shares of the common stock of the Company, at an exercise price of US$0.28 per share (the vested options identified in clauses (A) and (B) collectively, the “Vested Options”), (iii) all other options granted pursuant to the Option Certificates are hereby irrevocably terminated, and (iv) the Vested Options are only exercisable within 90 days following the expiration or termination (whichever occurs first) of Ash’s consulting services pursuant to Section 3.  Option Certificate 1 and Option Certificate 2, as amended hereby, shall remain in effect.

(c)           Ash shall promptly return to the Company any and all information, documents and other materials relating to or containing Confidential Information which are, and any and all other property of the Company or any of its affiliates or customers which is, in Ash’s possession, care or control, regardless of whether such materials were created, prepared or contributed to by Ash, and regardless of the form or medium containing such information, documents or other materials; provided, that Ash may retain (at his sole expense) the Company’s cell phone/blackberry and laptop computer currently in Ash’s possession (collectively, the “Retained Equipment”); provided, further, that if Ash delivers the Retained Equipment to the Company and the Company is given such period of time as it shall reasonably require to remove all Confidential Information from the Retained Equipment, Ash shall not be deemed to have violated this Section 2(c) if Confidential Information remains on the Retained Equipment.

(d)           Ash shall not disparage the Company, its affiliates or their respective products, services, directors, officers, representatives or employees.  The Company shall, and shall cause its directors and officers not to, disparage Ash.  Nothing in this Section 2(d) shall limit truthful statements made in good faith, to the extent required by applicable law in connection with governmental investigations or proceedings.

(e)           Ash and the Company shall work in good faith to develop a joint press release and public announcement regarding the termination of Ash’s employment with the Company and such other related subjects as are mutually acceptable to the parties.  The Company shall prepare the initial draft of such joint press release and public announcement, and submit such draft to Ash for his comments and approval, which approval shall not be unreasonably withheld, delayed or conditioned.  Ash may not issue a press release or make a public announcement except for the joint press release and public announcement contemplated above or with prior consent of the Company, which may be withheld for any reason or no reason in its sole discretion.  Nothing in this Agreement shall prohibit or limit the Company’s right and ability to make such public announcements and/or disclosures as it deems necessary or advisable or as required by applicable law.

(f)           Ash agrees at all times hereafter, to hold in strictest confidence, and not to use or disclose, any Confidential Information (including (without limitation) any Confidential Information remaining on the Retained Equipment), except (i) as necessary to perform his consulting services for the Company during the term of his consulting services pursuant to Section 3, (ii) to the extent it is required to be disclosed by applicable law or governmental authority, or (iii) with the prior written consent of the Company, which may be withheld for any reason or no reason in its sole discretion; provided, that Ash shall not be deemed to violate this Section 2(f) by considering or consummating a Company Sale in which Ash or a controlled affiliate of Ash is the relevant acquiror.  Ash further agrees not to make or retain copies of any Confidential Information except as expressly authorized in writing by the Company or as contemplated in Section 2(c).

(g)           For a period of one year following the date of this Agreement, Ash shall not directly or indirectly, anywhere in the United States of America (i) solicit, recruit, hire, engage or contract with, any Persons employed or retained as employees, consultants or other independent contractors by the Company as of the date of this Agreement, or (ii) encourage any such Persons described in clause (i) above to terminate or adversely alter their relationship with the Company.

(h)           Ash hereby agrees that any and all intellectual property developed, contributed to or created by him (i) in the course of his performance of services for the Company (including (without limitation) pursuant to the Employment Agreement or pursuant to Section 3 of this Agreement), or (ii) during the term of his services for the Company (including (without limitation) pursuant to the Employment Agreement or pursuant to Section 3 of this Agreement), to the extent such intellectual property relates to the business of the Company or makes use of Confidential Information or was developed using resources of the Company (collectively, the “Assigned IP”), shall (in each case) be the property of the Company and is hereby irrevocably and fully assigned to the Company and its successors and assigns forever.  Ash agrees to take any actions, and execute, deliver and file any documents or instruments, requested by the Company to confirm, protect or perfect the Company’s exclusive rights, title and interest in and to the Assigned IP.  Ash agrees that if the Company is unable because of his unavailability, incapacity, or for any other reason, to secure his signature to apply for or to pursue or perfect any application for any United States or foreign patents, trademarks or service marks, or copyright registrations covering the Assigned IP, then Ash hereby designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and on his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further perfect or record the transfer of Assigned IP pursuant hereto, and/or to further the prosecution and issuance, or defense, of patents, copyright, trademark and service mark applications or registrations thereon, in each case with the same legal force and effect as if executed by him.  This designation and appointment is coupled with an interest, and is irrevocable.

(i)           Ash agrees that for a period of one year following the date of this Agreement, Ash shall not, anywhere in the United States of America, be or become an employee, officer, director, partner, member, manager, agent or representative of, an investor in or security holder of, or a consultant, advisor, service provider or vendor to, a Competitor; provided, that (i) nothing in this Section 2(i) shall prohibit Ash from acquiring or holding a passive investment of 5% or less, in the aggregate, of any class or series of the outstanding equity securities of any publicly-listed issuer, and (ii) Ash shall not be deemed to violate this Section 2(i) by becoming an employee of, or consultant to, a Competitor if (A) the relevant Competitor engages in businesses other than Restricted Activities, as well as Restricted Activities, (B) prior to becoming an employee of, or consultant to, such Competitor, Ash notifies the Company in writing of his prospective employment with, or engagement as a consultant by, the relevant Competitor, including the name and address of such Competitor, Ash’s prospective title with such Competitor, and Ash’s prospective duties and responsibilities with such Competitor (set forth in reasonable detail), (C) Ash certifies to the Company that he will not engage in, assist or render advice with respect to, any Restricted Activity with, for or on behalf of the relevant Competitor and further certifies that he has notified his superiors at the relevant Competitor of his obligations and restrictions under this Agreement, and (D) the Board, acting in good faith, determines that Ash’s duties and responsibilities with, for or on behalf of the relevant Competitor will not constitute or involve any Restricted Activity.

(j)           Ash acknowledges and admits that a breach of any term or provision set forth in the Section 2(c) through (i) will cause the Company irreparable harm.  Ash further acknowledges and admits that the damages resulting from such a breach will be difficult or impossible to ascertain, and will be of the sort that cannot be compensated by money or other damages.  Ash therefore waives (and is estopped from asserting in a court of law or equity) any argument that the breach, or threatened breach, of any of such terms and provisions does not constitute irreparable harm for which an adequate remedy at law is unavailable.  Ash agrees that the Company shall be entitled to seek specific performance or other injunctive relief to compel compliance with such terms and provisions, without requirement of posting a bond.  Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for a breach, or threatened breach, by Ash of any of the covenants contained in the provisions referred to above.

3.   Transition Consulting Services.

(a)           Commencing on the date of this Agreement, Ash is hereby engaged to provide consulting services to the Company for the 90-day period immediately following the date of this Agreement, after which such period this consulting engagement shall automatically terminate unless extended by mutual written agreement of the Company and Ash.  In performing the consulting services, Ash shall hold the title, “Executive Advisor”. The consulting services to be performed by Ash hereby include (i) transition of existing customer relationships and contacts to other Company employees, (ii) assisting the Company in transitioning management of the business and affairs of the Company, and other matters previously managed by Ash, to the Company’s remaining or new management, (iii) using diligent and reasonable best efforts to cause Dr Pepper Snapple Group Inc. (“DPS”) to remove, or to make such other revisions satisfactory to the Company to, the existing key person clause (which currently names Ash as the “Key Person” for purposes of DPS’s termination rights through July 25, 2010) in DPS’s agreement with the Company (provided, that in no event shall Ash be liable under, or deemed to be in violation, breach or default of, this Agreement, or of any other obligation to the Company, if despite such efforts DPS does not make the revisions described above), and (iv) all such other consulting services as the Company may reasonably request.  Ash shall perform all such consulting services in a diligent and professional manner, and devote such time, during regular business hours, as in the reasonable discretion of the Company shall be necessary for the performance of such consulting services during the consulting period.  During the term of the consulting services, the Company will pay Ash consulting fees at a rate of US$5,673.08 per week (pro rated for periods of less than a full week), in arrears, which payments shall be made in accordance with the Company’s regular payroll dates and practices.  Amounts paid to Ash as consulting fees pursuant to this Section 3(a) shall be deducted from the total amount of Severance Payments payable pursuant to Section 4(b).

(b)           In connection with the performance of consulting services as described in this Section 3, Ash is an independent contractor, and not an employee, officer or agent of the Company or any of its affiliates, and neither the Company nor any of its affiliates shall be liable for or bound by, contractually or otherwise, any representation, act or omission of or by Ash in connection with the performance of such consulting services.  Ash acknowledges and agrees that he is obligated to report as 1099 income all compensation received by him pursuant to this Section 3, and agrees to pay all self-employment and other taxes thereon. The Company will not withhold taxes, social security, unemployment insurance or other items normally withheld from employee compensation, nor will the Company provide any insurance or other benefits to Ash, except as otherwise expressly provided in Section 5. Any and all sums subject to deductions, if any, required to be withheld and/or paid under any applicable state, federal, foreign or local laws on such income or services shall be Ash’s sole responsibility, and Ash hereby agrees to indemnify and hold the Company harmless from any and all damages, claims and expenses arising out of or resulting from any claims asserted by any taxing authority as a result of or in connection with said payments or services.

(c)           The Company shall reimburse Ash for out of pocket costs and expenses reasonably incurred by Ash in the proper performance of his consulting services pursuant to this Section 3 promptly following the Company’s receipt of reasonable and reasonably detailed evidence of such costs and expenses; provided, that as a condition to the Company’s obligation to reimburse Ash therefor, Ash shall obtain the written consent of the Company prior to incurring costs or expenses in excess of US$250 individually or US$1,000 in the aggregate during the term of his consulting services pursuant to this Section 3.

(d)          Ash shall be indemnified by the Company against third party claims or liabilities in connection with his performance of consulting services pursuant to this Section 3 upon the same terms as officers of the Company are entitled to indemnification for claims or liabilities against them in connection with their officerial services on behalf of the Company pursuant to the bylaws and/or the certificate of incorporation of the Company.

4.   Payments to Ash.  The Company shall pay Ash the following amounts upon the terms provided below:

(a)           US$9,218.75 shall be paid to Ash by the Company for salary earned through the date of termination of Ash’s employment, but unpaid as of the date of this Agreement.  Such payment shall be made by the Company to Ash in accordance with the Company’s regular payroll dates and practices;

(b)          An amount equal to US$295,000, less (x) the aggregate amount of all consulting fees paid to Ash pursuant to Section 3(a), (y) all salary paid to Ash between January 11, 2010 and the date of this Agreement (including (without limitation) pursuant to Section 4(a)), and (z) $1,666.67 (being the amount that was overpaid by the Company to Ash on January 15, 2010), shall be paid to Ash (including, for purposes of this Section 4(b) only, such other Person as Ash may reasonably choose to receive payments pursuant to this Section 4(b) and shall designate to the Company by written notice) by the Company in respect of the one-year period beginning January 11, 2010 (the “Severance Period”), which net amount shall be payable to Ash in arrears in equal installments (subject to the payment of any final balance) over the course of the Severance Period on the Company’s regular payroll dates (collectively, the “Severance Payments”).  Severance Payments made pursuant to this Section 4(b) shall commence on the Company’s first regular payroll payment date that follows the expiration or termination of Ash’s consulting engagement with the Company pursuant to Section 3(a).  Notwithstanding anything to the contrary in the foregoing, the amounts payable to Ash pursuant to this Section 4(b) shall (i) be reduced on dollar-for-dollar basis for all income, salary and/or wages received by Ash (or received by an affiliated consulting firm for Ash’s personal services) during the Severance Period in respect of full-time or substantially full-time employment of or services by Ash, and (ii) terminate entirely (and the Company shall have no further obligation to make such payments) in the event of a Material Violation of this Agreement.  Ash shall promptly notify the Company in writing of the receipt of any income described in clause (i) above.  To the extent that the payments made to Ash pursuant to this Section 4(b) exceed the amounts properly payable to Ash in accordance with the terms of this Section 4(b), Ash shall promptly so notify the Company in writing and promptly refund such excess payments to the Company. Ash acknowledges and agrees that he is obligated to report as 1099 income all compensation received by him pursuant to this Section 4(b), and agrees to pay all taxes thereon. The Company will not withhold taxes, social security, unemployment insurance or other items normally withheld from employee compensation with respect to such payments,  Any and all sums subject to deductions, if any, required to be withheld and/or paid under any applicable state, federal, foreign or local laws on such income or services shall be Ash’s sole responsibility, and Ash hereby agrees to indemnify and hold the Company harmless from any and all damages, claims and expenses arising out of or resulting from any claims asserted by any taxing authority as a result of or in connection with said payments.

(c)           Unless the Company has paid, or has become obligated to pay, the Net Change of Control Payment (as defined below) to Ash, the Company shall reimburse Ash for Qualifying Relocation Costs (as defined below) in the aggregate amount of US$50,000 in accordance with the terms of this Section 4(c).  Payments to Ash for Qualifying Relocation Costs shall be made by the Company in a single lump sum of US$50,000 contingent upon, and within 10 business days following, Ash’s delivery to the Company of reasonable and reasonably detailed documentation of Ash’s payment or incurrence (whether or not yet paid by Ash) of any Qualifying Relocation Costs.  For the purposes hereof, “Qualifying Relocation Costs” means reasonable out of pocket costs and expenses actually paid or incurred by Ash in relocating Ash and his family outside the United States of America (e.g., hiring movers or ordering plane tickets), if and to the extent that prior to July 31, 2010:  (i) Ash’s H1B visa is terminated by reason of the termination of Ash’s employment with the Company and Ash is required to leave the United States of America within 30 days or less; (ii) Ash and his family actually leave the United States of America prior to July 31, 2010 by reason of the circumstances described in clause (i) above, and (iii) no third Person pays, is willing to pay, or becomes obligated to pay such costs and expenses in connection with or in consideration of an existing or prospective employment or consulting arrangement or other services.  Ash shall promptly notify the Company in writing if a third Person pays, is willing to pay, or becomes obligated to pay such costs and expenses in connection with or in consideration of an existing or prospective employment or consulting arrangement or other services.  To the extent that the payments made to Ash pursuant to this Section 4(c) exceed the amounts properly payable to Ash in accordance with the terms of this Section 4(c), Ash shall promptly so notify the Company in writing and promptly refund such excess payments to the Company.

(d)           In the event that (i) on or before February 11, 2010, the Company enters into a binding letter of intent or definitive agreement with a third party acquiror to consummate a Company Sale (as defined below), (ii) the Company Sale provided for in the relevant binding letter of intent or agreement is consummated within 6 months following the date of this Agreement, and (iii) a Material Violation has not occurred as of or prior to the consummation of such Company Sale, the Company shall, promptly following the consummation of such qualifying Company Sale, pay Ash a lump sum amount equal to US$147,500, less the aggregate amount actually paid to Ash pursuant to Section 4(c) (the “Net Change of Control Payment”).  For the purposes hereof, “Company Sale” means (A) any merger or consolidation of the Company with or into another Person, (B) acquisition by any Person or group of Persons (other than officers or directors of the Company) of currently outstanding capital stock of the Company representing at least 50% of capital stock of the Company entitled to vote in the election of the Company’s directors, or (C) transfer or sale of all or substantially all of the assets of the Company, in each case provided that the stockholders of the Company immediately prior to consummation of the relevant transaction do not hold, directly or indirectly, 50% or more of the outstanding capital stock or other equity securities of the surviving or acquiring Person immediately following the consummation of the relevant transaction.

(e)           During the term of Ash’s consulting services pursuant to Section 3, the Company shall pay Ash a total of US$106 per calendar month towards the cost of premiums for an insurance policy on the life of Ash that Ash may procure to replace the insurance policy on the life of Ash provided by the Company prior to the date of this Agreement (which existing policy provided by the Company shall terminate in connection with the termination of Ash’s employment hereby).

5.   Continuing Benefits.  Except to the extent otherwise required by non-waivable provisions of applicable law, the participation of Ash and his family members in any and all benefits, plans, policies and programs maintained by the Company is terminated as of the date of this Agreement.  Notwithstanding the immediately–preceding sentence, in the event Ash elects to continue coverage under the Company’s group health insurance plan as provided under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) after the date of this Agreement, the Company shall, for a period of 6 calendar months following the date of this Agreement, pay to Ash the amount of US$1,696.63 per month (being the estimated monthly premium under COBRA for Ash and his eligible family members); provided, that payments for COBRA premiums pursuant to this Section 5 shall cease if and when Ash becomes eligible to participate in another employer’s group health insurance plan or otherwise obtains other healthcare coverage.  Ash shall promptly notify the Company in writing if and when Ash becomes eligible to participate in another employer’s group health insurance plan or otherwise obtains other healthcare coverage.  Any extension of coverage under the Company’s group health insurance plan required by applicable law (including (without limitation) pursuant to COBRA) shall, except as otherwise expressly provided in this Section 5, be at Ash’s sole expense.

6.   Termination of Certain Payments and Benefits; Refund of Certain Payments.  Notwithstanding anything to the contrary in this Agreement, except to the extent otherwise required by non-waivable provisions of applicable law, all rights, payments and other entitlements of Ash pursuant to Sections 3, 4 and 5 of this Agreement shall (unless earlier terminated) automatically terminate upon (a) the consummation of a Company Sale, if Ash or any of Ash’s affiliates or family members is the relevant acquiror, or is a sponsor, member or controlling participant of, legal or beneficial owner of, or strategic advisor to the relevant acquiror, or (b) the occurrence of a Material Violation of this Agreement.

7.   Mutual Releases.

(a)           Ash, for himself and his legal representatives, heirs, executors, administrators, successors and assigns (hereinafter individually and collectively referred to as, the “Ash Releasor”), for good and valuable consideration from the Company, the receipt and sufficiency of which are hereby acknowledged, hereby irrevocably, unconditionally and completely releases and forever discharges, to the maximum extent permitted by applicable law, the Company and its past, present and future officers, directors, employees, stockholders, agents, representatives, affiliates, predecessors, successors, and assigns (hereinafter individually and collectively referred to as, the “Ash Releasee”), from any and all actions, causes of action, claims, rights, and demands of every kind and nature, in law or equity, whether known or unknown, suspected or unsuspected, which the Ash Releasor now has, may have or has ever had against any Ash Releasee, from the beginning of the world to the date of this Agreement (each, a “Ash Claim”), including (without limitation) any obligation of or claim against any or all Ash Releasees (i) for payment of (other than pursuant to this Agreement), remuneration for, reimbursement of, or indemnification for, any amount, (ii) with respect to the grant, sale, ownership, transfer, repurchase, or issuance of any equity securities of the Company or any or entitlement or right to acquire any equity securities of the Company (including (without limitation) any options or warrants) to, by or for the benefit of the Ash Releasor (except pursuant to the Option Certificates, as amended hereby), and (iii) in connection with or in respect of any other agreement, matter, event, agreement, understanding, occurrence or circumstance; provided, that nothing in this Section 7(a) shall constitute a release by Ash of any rights to indemnification that Ash has pursuant to the bylaws and/or the certificate of incorporation of the Company for claims against Ash related to Ash’s service as a director or officer of the Company prior to the date of this Agreement.  The Ash Releasor acknowledges and admits that, except as otherwise expressly provided in this Section 7(a) or Section 7(c), the release set forth in this Section 7(a) includes a release of all unknown and unsuspected claims existing as of the date of this Agreement, and the Ash Releasor expressly waives and releases any and all rights limiting such releases under the laws of any applicable jurisdiction to the maximum extent permitted by applicable law.

The Ash Releasor covenants and agrees that the Ash Releasor shall not initiate or voluntarily participate in, or provide assistance with respect to, any legal action, claim or proceeding, against any Ash Releasee for or in respect of any Ash Claims released pursuant to this Section 7(a).

The Ash Releasor acknowledges and agrees that all Ash Releasees who or which are not parties to this Agreement are third party beneficiaries of this Section 7(a), and are entitled to independently enforce the provisions hereof.

The nature of Ash Claims covered by the releases and covenant not to sue provided in this Section 7(a) includes, without limitation, all actions or demands in any way based on Ash’s employment with the Company, the terms and conditions of such service relationship, or the termination of such service relationship.  More specifically, all of the following are included (without limitation) in the types of Ash Claims that are barred by the releases and covenant not to sue provided in this Section 7(a):  (i) contract claims (whether express or implied), (ii) tort claims (such as for defamation or emotional distress), (iii) claims under federal, state and municipal laws, regulations, ordinances or court decisions of any kind, (iv) claims of discrimination, harassment or retaliation, whether based on race, color, religion, gender, sex, age, sexual orientation, handicap or disability, national origin, or any other legally protected class, (v) claims under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Equal Pay Act of 1962, the Americans with Disabilities Act of 1990, the Workers Adjustment and Retraining Notification Act, or any other federal, state or local statute or ordinance, (vi) claims under Employee Retirement Income Security Act, the Fair Labor Standards Act, state wage payment laws and state wage and hour laws; and (vii) claims for wrongful discharge.

(b)           The Company, for good and valuable consideration from Ash, the receipt and sufficiency of which are hereby acknowledged, hereby irrevocably, unconditionally and completely releases and forever discharges, to the maximum extent permitted by applicable law, Ash and his heirs, executors, administrators, successors and assigns (hereinafter individually and collectively referred to as, the “Company Releasee”), from any and all actions, causes of action, claims, rights, and demands of every kind and nature, in law or equity, whether known or unknown, suspected or unsuspected, which the Company now has, may have or has ever had against any Company Releasee, from the beginning of the world to the date of this Agreement (each, a “Company Claim”), other than any Company Claim arising under this Agreement, and any Company Claim relating to any gross negligence, willful misconduct, criminal act, fraud, embezzlement or theft by Ash in connection with the Company’s business or any assets of the Company or of any other Person for whom or which the Company holds or controls any assets.  The Company acknowledges and admits that, except as otherwise expressly provided in this Section 7(b) or Section 7(c), the release set forth in this Section 7(b) includes a release of all unknown and unsuspected claims existing as of the date of this Agreement, and the Company expressly waives and releases any and all rights limiting such releases under the laws of any applicable jurisdiction to the maximum extent permitted by applicable law.

(c)           Nothing in this Section 7 shall (i) preclude any party from enforcing the terms of this Agreement, (ii) constitute a release of claims in respect of events or circumstances occurring after the date of this Agreement, or (iii) be treated as an admission of, or in any other manner be construed as an implication of, any liability, wrongdoing, or violation of law by either party.

8.   Representations and Warranties.  Ash represents, warrants and covenants to the Company as of the date of this Agreement that Ash has the legal capacity, power, authority and right to execute and deliver this Agreement, to perform Ash’s obligations hereunder, and to consummate the transactions contemplated hereby (in each case without requiring the consent of Ash’s spouse or another Person), and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.  Ash also represents and warrants to the Company as of the date of this Agreement that this Agreement has been duly executed and delivered by Ash and constitutes the legal, valid and binding obligations of Ash, enforceable against Ash in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights and general principles of equity.  Ash further represents and warrants to the Company as of the date of this Agreement that Ash has had ample opportunity to consult with legal counsel of his own choosing in connection with the review, negotiation, execution and delivery of this Agreement, that he has read and understands this Agreement, that he has affixed his signature hereto voluntarily and without coercion, and that the waivers and releases he has made and the terms he has agreed to herein are knowing, conscious and with full appreciation that he is forever foreclosed from pursuing any of the rights so waived.  Ash further represents and warrants to the Company that, as of the date of this Agreement, Ash is the sole owner of all right, title and interest in and to all Ash Claims and all Assigned IP, and Ash has not entered into any other agreement or commitment relating to the assignment, transfer, pledge or other conveyance of any Ash Claim or Assigned IP, or any right, title or interest therein.  Ash further represents, warrants and covenants to the Company as follows as of the date of this Agreement:  (a) Ash is the sole owner of all right, title and interest in and to the Vested Options and of the other options represented by the Option Certificates (which are terminated by this Agreement), and Ash has not entered into any agreement relating to the assignment, transfer, pledge or other conveyance of or encumbrance of all or any portion of such options or any right, title or interest therein; (b) giving effect to this Agreement, the Vested Options are the sole and entire interest that Ash holds in the Company; (c) Ash has no right or entitlement to acquire any other securities of, or interest in, the Company, now or in the future; and (d) Ash holds all Vested Options and all other options represented by the Option Certificates (which are terminated by this Agreement) free and clear of any liens, claims and encumbrances.

9.   GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY (WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAWS PROVISIONS THEREOF).

10.   CONSENT TO JURISDICTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF ANY FEDERAL COURT, OR STATE COURT OF NEW JERSEY LOCATED IN MONMOUTH COUNTY, NEW JERSEY, AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE LITIGATED EXCLUSIVELY IN SUCH COURTS (EXCEPT AS REQUIRED IN CONNECTION WITH APPEALS AND ACTIONS TO ENFORCE JUDGMENTS RENDERED BY SUCH COURTS IN OTHER JURISDICTIONS).  EACH OF THE PARTIES HERETO AGREES NOT TO COMMENCE ANY LEGAL PROCEEDING RELATED HERETO EXCEPT IN SUCH COURT (EXCEPT AS REQUIRED IN CONNECTION WITH APPEALS AND ACTIONS TO ENFORCE JUDGMENTS RENDERED BY SUCH COURTS IN OTHER JURISDICTIONS).  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY OBJECTION WHICH HE, SHE OR IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING IN ANY SUCH COURT AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  EACH OF THE PARTIES HERETO HEREBY AGREES THAT THEY MAY BE SERVED WITH LEGAL PROCESS IN THE MANNER PROVIDED FOR DELIVERY OF NOTICE IN SECTION 17, AS WELL AS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW, IN CONNECTION WITH ANY ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.   WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT HE, SHE OR IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

12.   Further Assurances.  Each of Ash and the Company hereby covenants and agrees that, at any time and from time to time after the date hereof, at the request of the other party hereto or its permitted successors or assigns, he or it will (a) promptly and duly execute and deliver, or cause to be executed and delivered, all such further documents and instruments, and (b) promptly take all such other and further action, in each case as may be reasonably requested by the relevant requesting party to further evidence, implement or effectuate the provisions of this Agreement.

13.   Enforceability; Interpretation.  It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, then such provision shall be deemed amended to delete there from the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. This Agreement shall be interpreted without regard to any presumption or rule requiring construction against the party who or which caused it to be drafted.  The Section and paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

14.   Counterparts.  This Agreement may be executed in one or more counterparts, and each such executed counterpart hereof (including (without limitation) executed counterparts delivered by facsimile or e-mail) shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

15.   Entire Agreement; Amendments and Waivers.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect to such subject matter, including the Employment Agreement.  No modification, amendment or waiver of any provision of this Agreement, no consent required by this Agreement, nor any consent to any departure herefrom, shall be effective unless it is in writing and signed by the parties hereto.  Such modification, amendment, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

16.   Benefitted Parties; Assignment.  This Agreement is binding upon and inures to the benefit of (a) Ash and Ash’s legal representatives, heirs, executors, administrators, successors, and assigns, (b) the Company and its successors, and assigns, (c) with respect to Section 7(a), all Ash Releasees and (d) with respect to Section 7(b), all Company Releasees.  This Agreement and the rights and obligations hereunder shall not be assignable or transferable without the prior written consent of the Company.  The Company may assign this Agreement and/or its rights, interests and obligations hereunder without consent of or notice to Ash.  Any instrument purporting to make an assignment by Ash in violation of this Section 16 shall be void and of no effect.

17.   Notice.  Notices or communications which must or may be given pursuant to this Agreement shall be in writing and delivered by registered or certified mail (return receipt requested), by e-mail or facsimile (in each case with confirmation of receipt), by personal delivery, or by overnight courier (signature required), in each case to the address, e-mail address or facsimile number of the intended recipient as set forth on the signature page hereto or such other address, e-mail address or facsimile number as may be supplied by the intended recipient to the other party hereto by written notice in accordance with this provision, and shall be effective when received.

18.   409A Compliance.   This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and will be interpreted in a manner intended to comply with Section 409A of the Code.  Notwithstanding anything herein to the contrary, (i) the termination of Ash’s employment with the Company is intended to qualify as a “separation from service” within the meaning of Section 409A of the Code (and any related regulations or other pronouncements thereunder), and (ii) if any other payments of money or other benefits due to him hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that is likely not to cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to Ash under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Ash in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).  The Company shall consult with Ash in good faith regarding the implementation of the provisions of this Section 18; provided, that none of the Company or any of its directors, officers, employees or representatives shall have any obligation or liability to Ash with respect thereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed, or have caused their duly authorized representative to execute, this Separation and Release Agreement as of the date first above written.

PACIFICHEALTH LABORATORIES, INC.

By:	/s/ Frederick G. Duffner
Frederick G. Duffner President Address: 100 Matawan Road, Suite 420 Matawan, NJ 07747

/s/ Jason Ash
JASON ASH
Address:_______________________________ _______________________________ _______________________________ Facsimile:_______________________________ E-Mail:_________________________________

EXHIBIT A

OPTION CERTIFICATE

This Option Certificate evidences an Option ("Option") to purchase shares ("Option Shares") of Common Stock, par value $.0025, of PacificHealth Laboratories, Inc. (the "Company") granted to JASON ASH (the "Optionee"). The Option and Option Shares are not part of or issued under any stock option plan of the Company, but all terms and conditions of the Company’s 2000 Incentive Stock Option Plan (“Plan”) which are not inconsistent with the following terms, or the relevant provisions of the Employment Agreement, are incorporated herein by reference and shall apply to the Option. The Option and Option Shares are subject to the terms, conditions, limitations and restrictions set forth in the Plan and the following terms and conditions:

a.           The effective date of the grant of the Option is November 28, 2007, and the number of Option Shares that may be purchased upon exercise of the Option is SIX HUNDRED THOUSAND (600,000) shares (the Option Shares").

b.           The Option Price shall be $0.65 per Option Share.

c.           The Option shall vest, subject to the provisions for early termination set forth herein and in the Plan, as to 150,000 shares on January 3, 2009; as to 150,000 shares on January 3, 2010; as to 150,000 shares on January 3, 2011; and as to 150,000 shares on January 3, 2012.

d.           The Option shall be exercisable to purchase Option Shares beginning on the date the Option vests as to such Shares, and shall terminate as to vested Option Shares on January 3, 2013, unless sooner terminated pursuant to the Plan.

e.           The Option may not be exercised as to any Option Share prior to the time that the Option becomes vested as to such Share.

f.           The Option Price is payable at the time of exercise and shall be paid at the election of the Optionee (i) in cash; or (ii) in such other manner as may be approved by the Board of Directors or Committee of the Board then administering the Plan.

IN WITNESS WHEREOF, this Option Certificate has been executed on behalf of the Company by a duly authorized officer effective as of the 5th day of December 2007.

PACIFICHEALTH LABORATORIES, INC.

By:	/s/ Robert Portman
Robert Portman, President

EXHIBIT B

OPTION CERTIFICATE

This Option Certificate evidences an Option ("Option") to purchase shares ("Option Shares") of Common Stock, par value $0.0025, of PacificHealth Laboratories, Inc. (the "Company") granted to JASON ASH (the "Optionee"). The Option and Option Shares are not part of or issued under any stock option plan of the Company, but all terms and conditions of the Company’s 2000 Incentive Stock Option Plan (“Plan”) which are not inconsistent with the following terms, or the relevant provisions of the Employment Agreement, are incorporated herein by reference and shall apply to the Option. The Option and Option Shares are subject to the terms, conditions, limitations and restrictions set forth in the Plan and the following terms and conditions:

a.           The effective date of the grant of the Option is June 24, 2009, and the number of Option Shares that may be purchased upon exercise of the Option is TWO HUNDRED THOUSAND (200,000) shares (the Option Shares").

b.           The Option Price shall be $0.28 per Option Share.

c.           The Option shall vest, subject to the provisions for early termination set forth herein and in the Plan, as to 50,000 shares on June 24, 2010; as to 50,000 shares on June 24, 2011; as to 50,000 shares on June 24, 2012; and as to 50,000 shares on June 24, 2013.

d.           The Option shall be exercisable to purchase Option Shares beginning on the date the Option vests as to such Shares, and shall terminate as to vested Option Shares on June 24, 2014, unless sooner terminated pursuant to the Plan.

e.           The Option may not be exercised as to any Option Share prior to the time that the Option becomes vested as to such Share.

f.           The Option Price is payable at the time of exercise and shall be paid at the election of the Optionee (i) in cash; or (ii) in such other manner as may be approved by the Board of Directors or Committee of the Board then administering the Plan.

IN WITNESS WHEREOF, this Option Certificate has been executed on behalf of the Company by a duly authorized officer effective as of the 24th day of June 2009.

PACIFICHEALTH LABORATORIES, INC.

By:	/s/Stephen P. Kuchen
Stephen P. Kuchen, CFO